UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2013
Date of Report (Date of earliest event reported)

I-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-52069	98-0466350
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902, B1, KangBao Huayuan #8 Gongren Tiyuchang Donglu Chaoyand District, Beijing, PRC	100020
(Address of principal executive offices)	(Zip Code)

+86 10-65-911-544
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01        Entry into a Material Definitive Agreement.

On August 8, 2013, I-Level Media Group Incorporated (the "Company" or "I-Level"), I-Level Telupay Merge Corp., a wholly-owned subsidiary of I-Level ("I-Level Mergeco") and Telupay PLC ("Telupay") entered into a definitive Amended and Restated Merger Agreement & Plan of Merger (the "Amended and Restated Merger Agreement"). The Amended and Restated Merger Agreement supersedes and replaces that certain Letter Agreement dated for reference July 9, 2012 and that certain Merger Agreement & Plan of Merger dated December 13, 2012 previously entered into by and between I-Level and Telupay.

Pursuant to the Amended and Restated Merger Agreement, I-Level Mergeco is to be merged with and into Telupay in and immediately thereafter a stock swap will occur whereby Telupay will survive as a wholly-owned subsidiary of Telupay (collectively, the "Merger"). Upon completion of the Merger, it is anticipated that approximately 78,229,293 shares of I-Level common stock will be issued to the former Telupay stockholders to acquire Telupay as I-Level's wholly-owned subsidiary.

Under the terms of the Amended and Restated Merger Agreement, Telupay's stockholders will receive 1.2 shares of I-Level common stock for every one share of Telupay common stock. With 65,191,078 shares of Telupay common stock outstanding, it is anticipated that approximately 78,229,293 shares of I-Level common stock will be issued to the former Telupay stockholders upon completion of the Merger. The Amended and Restated Merger Agreement requires at closing that I-Level's present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or I-Level for cancellation an aggregate of 47,000,000 restricted common shares of I-Level from his present holdings. Taking into account the cancellation of such shares, the 78,229,293 shares of I-Level issuable to Telupay stockholders will represent approximately 73% of the issued and outstanding common stock of I-Level post-closing. Based on the closing market price of I-Level's common stock of $0.35 per share on August 8, 2013, the total share consideration to be issued to Telupay's stockholders will have value of approximately $27,380,252.

The ratio (the "Exchange Ratio") which determines the number of shares of I-Level common stock that are to be issued on completion of the Merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The Exchange Ratio also may be adjusted by good faith negotiation between the parties, if required, having regard to the results of the due diligence investigation of either party's business and affairs by the other party.

The Amended and Restated Merger Agreement also contemplates that all outstanding Telupay options and warrants will be disposed of in consideration for the issue of non-transferable options to purchase shares of I-Level (the "I-Level Exchange Options") or non-transferrable warrants to purchase shares of I-Level (the "I-Level Exchange Warrants"), subject to reduction for any Telupay options or warrants that are exercised prior to closing, based on the same Exchange Ratio of 1.2 I-Level Exchange Options or I-Level Exchange Warrants for each one Telupay option or warrant outstanding. The exercise price of each I-Level Exchange Option or I-Level Exchange Warrant, as applicable, shall be determined by dividing the per share exercise price of the corresponding Telupay option or warrant by 1.2, subject to adjustment if the Exchange Ratio is adjusted.

The Merger is subject to various other conditions, including: the approval of the stockholders of Telupay (which has been obtained); completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party's business and affairs to determine the feasibility, economic or otherwise, of the Merger; the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and other customary conditions. In addition, each party's obligation to consummate the Merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

The shares of I-Level common stock to be issued to the Telupay stockholders upon the closing of the Merger will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

The foregoing description of the Merger and the Amended and Restated Merger Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Merger Agreement, which is filed as Exhibit 2.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01        Financial Statements and Exhibits
Exhibit No.	Description
2.1

Amended and Restated Merger Agreement & Plan of Merger among I-Level Media Group Incorporated, I-Level Telupay Merge Corp. and Telupay PLC, dated August 8, 2013, including Telupay Disclosure Schedule pursuant thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
I-LEVEL MEDIA GROUP INCORPORATED
DATE: August 13, 2013	By: /s/ Francis Chiew Francis Chiew Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and a director

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